Exhibit 99.1
OncoGenex Pharmaceuticals Announces Release of Two ASCO Abstracts:
Impact of OGX-011 on Survival in Randomized Phase 2 Trial and Phase 1 Safety Data for OGX-427
BOTHELL, WA, and VANCOUVER, May 14, 2009 — OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) today announced the release of two abstracts to be presented during oral presentations at the upcoming American Society of Clinical Oncology (ASCO) Annual Meeting. Abstracts are now available to the public online on the OncoGenex Web site at www.oncogenex.com in addition to the ASCO Web site, www.abstract.asco.org.
Highlights from the OGX-011 Abstract
At the time data was submitted to ASCO and as previously disclosed in December 2008, the preliminary median overall survival in patients with advanced prostate cancer who were treated with OGX-011 plus docetaxel in a randomized Phase 2 trial was 27.5 months compared to 16.9 months for patients treated with docetaxel alone. The hazard ratio (HR), a measure used to determine the difference in survival between treatment groups, was 0.60, representing a 40% reduction in the rate of death for patients treated with OGX-011. New data disclosed today include a prospectively defined multivariate analysis evaluating variables predictive of overall survival. The analysis defined only three variables predictive of overall survival: performance status, presence of visceral metastasis and assignment to the OGX-011 treatment arm. Based on the multivariate analysis, patients treated with OGX-011 had a rate of death 46% lower than patients treated with docetaxel alone (HR=0.54; p=0.04).
The abstract represents survival data as of November 2008. Final survival data as of April 2009 for this trial will be presented during an oral presentation at ASCO.
Highlights from the OGX-427 Abstract
At the time the data was submitted to ASCO, 34 patients with a variety of cancers had been treated with OGX-427 as a single agent in a dose escalation Phase 1 trial. OGX-427 was well tolerated. Declines in circulating tumor cells (CTCs), an emerging metric to assess treatment effect, have been observed at all dose levels. Changes in tumor markers (i.e declines of PSA, CA-125) have also been observed. Reductions in CTCs and tumor markers both suggest single-agent activity.
The abstract represents preliminary data on OGX-427 as a single agent. Updated data will be presented during an oral presentation at ASCO.
The oral presentations are scheduled to be held as shown below at the ASCO Annual Meeting in Orlando, Florida.

Presentation Information

Title:	Mature results of a randomized phase II study of OGX-011 in combination with docetaxel/prednisone versus docetaxel/prednisone in patients with metastatic castration resistant prostate cancer
Authors:	K. N. Chi, S. J. Hotte, E. Yu, D. Tu, B. Eigl, I. Tannock, F. Saad, S. North, J. Powers, E. Eisenhauer, National Cancer Institute of Canada Clinical Trials Group
Date:	4:30 p.m. – 4:45 p.m. EDT, Saturday, May 30, 2009
Location:	Level 3, Chapin Theatre, W320, Orange County Convention Center
Abstract:	#5012

Title:	OGX-427, a 2’methoxyethyl antisense oligonucleotide (ASO), against HSP27: Results of a first-in-human trial
Authors:	S. J. Hotte, E. Y. Yu, H. W. Hirte, C. S.Higano, M. Gleave, K. N. Chi
Date:	2:00 p.m. – 2:15 p.m. EDT, Saturday, May 30, 2009
Location:	Level 4, Valencia Room, W415A, Orange County Convention Center
Abstract:	#3506
About OGX-011
OGX-011 is designed to inhibit the production of clusterin, a protein that is associated with cancer treatment resistance and is currently being evaluated in Phase 2 clinical trials in prostate, lung and breast cancer. At the 2008 Annual Meeting of the American Society of Clinical Oncology, OncoGenex reported Phase 2 data with OGX-011 in combination with second-line treatment of metastatic castrate resistant prostate cancer showing better than expected survival results, reductions in levels of clusterin, durable reductions in pain, and a decline in PSA, a protein that is often elevated in patients with prostate cancer.
Based on clinical results to date, OncoGenex intends to conduct Phase 3 registration trials with OGX-011 in metastatic castrate resistant prostate cancer, subject to the receipt of additional funding. The U.S. Food & Drug Administration (FDA) has agreed on the design of two Phase 3 registration trials, via the Special Protocol Assessment (SPA) process, of OGX-011 in combination with second-line chemotherapy. One trial design investigates overall survival as the primary endpoint; the other trial design investigates pain palliation as the primary endpoint. Based on the survival benefit observed after combining OGX-011 with first-line docetaxel chemotherapy, OncoGenex has initiated discussions with the FDA regarding evaluating the overall survival benefit in patients treated with first-line chemotherapy, rather than second-line chemotherapy. OGX-011 has received Fast Track designation from the FDA for the treatment of progressive metastatic prostate cancer in combination with docetaxel.
About OGX-427
OGX-427 is designed to reduce production of Hsp27, a protein that is over-produced in response to many cancer treatments including hormone ablation therapy, chemotherapy and radiation therapy. Hsp27 production has been shown to inhibit cell death in tumor cells through a variety of mechanisms. OGX-427 is being evaluated in a Phase 1 clinical trial for the treatment of solid tumors including prostate, non-small cell lung, breast, ovarian, and bladder cancers. Like OGX-011, this product candidate has potential as a treatment in a broad number of cancers.

About OncoGenex
OncoGenex is a biopharmaceutical company committed to the development and commercialization of new therapies that address unmet needs in the treatment of cancer. OncoGenex has a deep oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OGX-011, the lead candidate currently completing five Phase 2 clinical studies in prostate, lung and breast cancers, is designed to inhibit the production of a specific protein associated with treatment resistance; OGX-427 is in Phase 1 clinical development; SN2310 has completed the Phase 1 clinical trial; and CSP-9222 and OGX-225 are currently in pre-clinical development.
OGX-011, OGX-427 and OGX-225 utilize second-generation antisense technology, licensed from Isis Pharmaceuticals (NASDAQ: ISIS), to effectively target and inhibit production of specific proteins in tumor cells. OncoGenex and Isis partnered in the successful discovery of OGX-011, OGX-427 and OGX-225 and with respect to OGX-011, in its initial development. In 2008, OncoGenex and Isis amended their agreement in respect of OGX-011 to provide OncoGenex with sole rights to OGX-011 and sole responsibility for development and related costs and partnering decisions, subject to financial obligations to Isis. OncoGenex is also solely responsible for development and related costs and partnering decisions regarding OGX-427 and OGX-225.
More information about OncoGenex is available at www.oncogenex.com.
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements concerning the potential survival benefit of OGX-011, anticipated clinical development activities, timing of these activities, the ability of future trials to demonstrate clinical benefit and the potential for regulatory approvals. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements.
The potential risks and uncertainties associated with forward-looking statements include, among others, the possibility that any benefit in patient survival will not be maintained or will become less substantial as patient survival follow up continues, risks that clinical trials will not be successful or confirm earlier clinical trial results, including the risk that the survival benefit will not be confirmed by a Phase 3 clinical trial, risks associated with obtaining funding from third parties or completing a financing necessary to support the costs and expenses of a Phase 3 clinical trial, the timing and costs of clinical trials and regulatory approvals will be different than management currently anticipates, risks relating to the development, safety and efficacy of therapeutic drugs and potential applications for these products and the risk factors set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for fiscal year 2008. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof.

OncoGenex Contact:
Scott Cormack
President & CEO
(604) 736-3678
scormack@oncogenex.com
Media and Investor Contact:
Jason Spark
Porter Novelli Life Sciences
(619) 849-6005
jspark@pnlifesciences.com